Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G, dated May 15, 2020 (the “Schedule 13G”), with respect to the Class A common stock, par value $0.00001 per share, of Virtu Financial, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 15th day of May, 2020.

Dated: May 15, 2020	TEMASEK HOLDINGS (PRIVATE) LIMITED

	By:	/s/ Andrew Ang Lye Whatt
		Name	:	Andrew Ang Lye Whatt
		Title	:	Authorized Signatory

Dated: May 15, 2020	FULLERTON FUND INVESTMENTS PTE LTD

	By:	/s/ Gregory Tan
		Name	:	Gregory Tan
		Title	:	Director

Dated: May 15, 2020	HAVELOCK FUND INVESTMENTS PTE LTD

	By:	/s/ Lim Siew Lee Sherlyn
		Name	:	Lim Siew Lee Sherlyn
		Title	:	Director

Dated: May 15, 2020	TEMASEK CAPITAL (PRIVATE) LIMITED

	By:	/s/ Gregory Tan
		Name	:	Gregory Tan
		Title	:	Director

Dated: May 15, 2020	SELETAR INVESTMENTS PTE LTD

	By:	/s/ Tabitha Sum Wei Ching
		Name	:	Tabitha Sum Wei Ching
		Title	:	Director

Dated: May 15, 2020	ARANDA INVESTMENTS PTE. LTD.

	By:	/s/ Tabitha Sum Wei Ching
		Name	:	Tabitha Sum Wei Ching
		Title	:	Director